EXHIBIT 10.9.15
SEPARATION AND RELEASE AGREEMENT
     This Separation and Release Agreement (“Agreement”) is made by and between PAR PHARMACEUTICAL COMPANIES, INC. and each and any of its parent and subsidiary corporations, affiliates, departments, divisions, and/or joint ventures (“THE COMPANY”) and DENNIS O’CONNOR (“EMPLOYEE”), a specified employee of THE COMPANY. The Effective Date of this Agreement shall be as set forth in Paragraph 9 herein.
     For and in consideration of the mutual promises and covenants in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
          1. Separation of Employment. THE COMPANY and EMPLOYEE agree that EMPLOYEE shall separate from THE COMPANY effective at the end of business on September 29, 2006 (“Separation Date”).
          2. Separation Pay. THE COMPANY agrees to pay EMPLOYEE six hundred one thousand seven hundred eighty eight dollars ($601,788.00) at the regular payroll cycles, over a period of eighteen (18) months, with the first payment occurring in the seventh month after the Separation Date and continuing for seventeen (17) months thereafter. The aforementioned payments shall be subject to all appropriate federal and state withholding and employment taxes. EMPLOYEE hereby agrees that he is entitled to no other payment from COMPANY as the result of his separation or during the aforementioned period.
     As the above-referenced payments will constitute deferred compensation payable to EMPLOYEE, which will be subject to the applicable provisions of Section 409A of the Internal Revenue Code, EMPLOYEE and THE COMPANY agree that no change in the timing of such payments shall be permitted by either EMPLOYEE or THE COMPANY once the payments commence.
          3. Benefits/Termination THE COMPANY shall, for a two (2) year period from the Separation Date, maintain in effect for EMPLOYEE coverage under THE COMPANY’S group life insurance and medical plans in which EMPLOYEE currently participates (subject to changes in such plans or coverage that are generally applicable to other employees and to the requirements of such plans and applicable law), with the employee portion to be deducted from EMPLOYEE’S continued base salary payments. Thereafter, EMPLOYEE will have the opportunity to elect continuation coverage pursuant to COBRA and will thus be responsible for the execution of the COBRA continuation of coverage forms. All other benefits, except those in which EMPLOYEE has vested rights under the terms of an employee benefit plan, terminate as of EMPLOYEE’s Separation Date.
          4. Stock Options.
               a. Common Stock. EMPLOYEE agrees that certain options to purchase shares of common stock of THE COMPANY granted to EMPLOYEE before the Separation Date shall be cancelled, as of the Effective Date, as follows:

(1)	6,250 Shares granted August 29, 2002

(2)	15,000 Shares granted October 10, 2003

(3)	32,500 Shares granted January 20, 2004

(4)	16,613 Shares granted January 6, 2005

(5)	7,005 Shares granted January 9, 2006
               b. Restricted Stock. EMPLOYEE further agrees that all shares of restricted stock of THE COMPANY granted to EMPLOYEE before the Separation Date shall be cancelled, as of the Effective Date, as follows:
(1)	10,970 Restricted Shares granted January 6, 2005

(2)	14,049 Restricted Shares granted January 9, 2006
               c. Previously Vested Stock Options. With the exception of those cancelled options identified in Paragraphs 4a and 4b above, EMPLOYEE shall have twenty four (24) months from the Effective Date of this Agreement to redeem previously vested stock options with THE COMPANY or its designee pursuant to the Stock Option Plan governing the options at issue. Payment to EMPLOYEE shall be made in the ordinary course.
          5. Non-Solicitation. THE COMPANY agrees that as of the Effective Date there shall be no restrictions placed on EMPLOYEE relative to solicitation of any employee, agent, lessor, lessee, licensor, licensee, customer, prospective customer or supplier or prospective supplier of THE COMPANY, except for those confidentiality obligations set forth herein at Paragraph 11 and imposed by common law.
          6. Sufficiency of Consideration/ No Admission of Liability. The parties agree that the consideration provided to EMPLOYEE is good and sufficient consideration for this Agreement. EMPLOYEE acknowledges that neither this Agreement, nor any consideration contemplated within this Agreement, shall be taken or construed to be an admission or concession of any kind with respect to any liability or alleged wrongdoing by THE COMPANY.
          7. General Release and Waiver of Claims. EMPLOYEE, in consideration of the promises and covenants made by THE COMPANY in this Agreement, hereby knowingly and voluntarily compromises, settles and releases THE COMPANY from any and all past, present, or future claims, demands, obligations, or causes of action, whether based on tort, contract, statutory, or other theories of recovery for anything that has occurred up to and including the date of EMPLOYEE’s execution of this Agreement. Such claims include those EMPLOYEE may have or has against THE COMPANY, or which may later accrue to or be acquired by EMPLOYEE against THE COMPANY and its predecessors, successors in interest, assigns, parent and subsidiary organizations, affiliates, and partners, and its past, present, and future officers, directors, shareholders, agents, and employees, and their heirs and assigns. EMPLOYEE specifically agrees to release and waive all claims for wrongful termination and any claim for retaliation or discrimination in employment under federal or state law or regulation including, but not limited to, discrimination based on age, sex, race, disability, handicap, national origin or any claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, as amended by the Older Workers’ Benefits Protection Act (ADEA), the Americans with Disabilities Act of 1990 (ADA), the Consolidated Omnibus Budget Reconciliation Act (COBRA), the Employee Retirement Income Security Act (ERISA), the Immigration Reform and Control Act (IRCA), the Fair Labor Standards Act (FLSA), the Family Medical Leave Act (“FMLA”), the New Jersey Law Against Discrimination (LAD), the New Jersey Conscientious Employee Protection Act (CEPA), the New Jersey Family Leave Act (“NJFLA”), the New Jersey Wage and Hour and Wage Payment laws, the New York State Human Rights Law, the New York Executive Law, the New York Wage and Hour Laws, and/or any other federal, state, or local law (statutory or decisional), regulation, or ordinance, up to and including the Effective Date of this Agreement.
          8. Covenant Not to Sue. EMPLOYEE represents and agrees that EMPLOYEE has not filed any lawsuits or arbitrations against THE COMPANY, or filed or caused to be filed any charges or complaints against THE COMPANY with any municipal, state or federal agency charged with the enforcement of any law or any self-regulatory organization. EMPLOYEE agrees, not inconsistent with EEOC Enforcement Guidance or Non-Waivable Employee Rights Under EEOC-Enforced Statutes dated April 11, 1997, and to the fullest extent permitted by laws, not to sue or file a charge, complaint, grievance or demand for arbitration against THE COMPANY in any claim, arbitration, suit, action, investigation or other proceeding of any kind which relates to any matter that involved THE COMPANY, and that occurred up to and including the date of EMPLOYEE’s execution of this Agreement, unless required to do so by court order, subpoena or other directive by a court, administrative agency, arbitration panel or legislative body, or unless required to enforce this Agreement. Provided, nothing in this Agreement shall prevent EMPLOYEE from (i) commencing an action or proceeding to enforce this Agreement, or (ii) exercising EMPLOYEE’s right under the Older Workers Benefit Protection Act of 1990 to challenge the validity of EMPLOYEE’s waiver of ADEA claims set forth in this Agreement.
          9. Consideration and Revocation Periods: Effective Date. EMPLOYEE also understands and acknowledges that the ADEA requires THE COMPANY to provide EMPLOYEE with at least twenty one (21) calendar days to consider this Agreement (“Consideration Period”) prior to its execution. EMPLOYEE also understands that he is entitled to revoke this Agreement at any time during the seven (7) days following EMPLOYEE’s execution of this Agreement (“Revocation Period”) by notifying THE COMPANY in writing of his revocation. This Agreement shall become effective on the day after the seven-day Revocation Period has expired unless timely notice of EMPLOYEE’s revocation has been delivered to THE COMPANY (the “Effective Date”).
          10. Return of Company Property. Upon the termination of his employment, EMPLOYEE agrees forthwith to deliver to THE COMPANY all of THE COMPANY’s property in his possession or under his custody and control, and all keys, and tangible items, notebooks, documents, records and other data relating to research or experiments conducted by any person relating to the products, formulas, formulations, processes or methods of manufacture of THE COMPANY, and to its customers and pricing of products, except that EMPLOYEE shall be entitled to keep the laptop computer and cellular telephone provided to him by THE

COMPANY, provided that EMPLOYEE agrees forthwith to deliver the laptop computer to THE COMPANY, wherein THE COMPANY will either remove all confidential and proprietary information from the laptop computer and return it to EMPLOYEE, or THE COMPANY will give EMPLOYEE an alternate laptop that has been cleared of all confidential and proprietary information.
          11. Confidential Information. “Confidential Information” means any and all information (oral or written) relating to Employer or any Subsidiary or any person controlling, controlled by, or under common control with Employer or any Subsidiary or any of their respective activities, including, but not limited to, information relating to: technology; research; test procedures and results; machinery and equipment; manufacturing processes; financial information; products; identity and description of materials and services used; purchasing; costs; pricing; customers and prospects; advertising, promotion and marketing; and selling, servicing and information pertaining to any governmental investigation, except such information which becomes public, other than as a result of a breach of the provisions hereof.
               EMPLOYEE acknowledges that during EMPLOYEE’s employment with THE COMPANY, EMPLOYEE has had access to Confidential Information. EMPLOYEE agrees that at all times hereafter EMPLOYEE will (i) hold in trust, keep confidential and not disclose to any third party or make any use of the Confidential Information of THE COMPANY or its customers; (ii) not cause the transmission, removal or transport of Confidential Information of THE COMPANY or its customers, and (iii) not publish, disclose, or otherwise disseminate Confidential Information of THE COMPANY or its customers except as otherwise permitted under applicable law.
          12. Confidentiality. EMPLOYEE agrees to keep both the existence and the terms of this Agreement completely confidential, except that EMPLOYEE may discuss this Agreement with EMPLOYEE’s attorney, accountant, or other professional person who may assist EMPLOYEE in evaluating, reviewing, or negotiating this Agreement, and as otherwise permitted or required under applicable law, and, further, EMPLOYEE may inform subsequent employers about the existence of the confidential information restrictions contained herein; provided, however, that nothing in this Agreement shall be interpreted as permitting EMPLOYEE to show this Agreement to any person under any circumstances other than as enumerated herein. EMPLOYEE understands and agrees that his disclosure of the terms of this Agreement contrary to the terms set forth herein will constitute a breach of this Agreement and will entitle THE COMPANY to discontinue payments required under this Agreement, recover any and all payments previously tendered pursuant to this Agreement, and impose upon EMPLOYEE a non-solicitation period of no less than six (6) months.
          13. Injunctive Relief. EMPLOYEE acknowledges that his failure to abide by Paragraphs 11, 12 and 14 of this Agreement will result in immediate and irreparable damage to THE COMPANY and will entitle THE COMPANY to injunctive relief from a court having appropriate jurisdiction (“Court Action”).
          14. Cooperation: EMPLOYEE hereby agrees that:

               a. EMPLOYEE will make himself available to THE COMPANY either by telephone or, if THE COMPANY believes necessary, in person upon reasonable notice, to assist THE COMPANY in connection with any matter relating to services performed by him on behalf of THE COMPANY prior to the Separation Date.
               b. EMPLOYEE further agrees that he will cooperate fully with THE COMPANY in the defense or prosecution of any claims or actions now in existence, including but not limited to ongoing commercial litigation matters, shareholder derivative actions, and class action law suits, or which may be brought or threatened in the future against or on behalf of THE COMPANY, its directors, shareholders, officers, or employees. THE COMPANY shall reimburse EMPLOYEE for reasonable documented travel expenses incurred when his presence is required in person.
               c. EMPLOYEE will cooperate in connection with such claims or actions referred to in Paragraph 14b above including, without limitation, his being available to meet with THE COMPANY to prepare for any proceeding (including depositions, fact-findings, arbitrations or trials), to provide affidavits, to assist with any audit, inspection, proceeding or other inquiry, and to act as a witness in connection with any litigation or other legal proceeding affecting THE COMPANY.
               d. EMPLOYEE further agrees that should he be contacted (directly or indirectly) by any individual or any person representing an individual or entity that is or may be legally or competitively adverse to THE COMPANY in connection with any claims or legal proceedings, he will promptly notify THE COMPANY of that fact in writing, but in no event later than the next business day, or immediately if he already has been so contacted. Such notification shall include a reasonable description of the content of the communication with the legally or competitively adverse individual or entity.
          15. Representation by Attorney. EMPLOYEE acknowledges that he has been given the opportunity to be represented by independent counsel in reviewing this Agreement, and that EMPLOYEE understands the provisions of this Agreement and knowingly and voluntarily agrees to be bound by them.
          16. No Reliance Upon Representations. EMPLOYEE hereby represents and acknowledges that in executing this Agreement, EMPLOYEE does not rely and has not relied upon any representation or statement made by THE COMPANY or by any of THE COMPANY’s past or present agents, representatives, employees or attorneys with regard to the subject matter, basis or effect of this Agreement other than as set forth in this Agreement.
          17. Tax Advice.
               a. THE COMPANY makes no representations regarding the federal or state tax consequences of the payments or benefits referred to above and provided for herein, and shall not be responsible for any tax liability, interest or penalty including but not limited to those which may arise under Internal Revenue Service Code Section 409A, incurred by EMPLOYEE which in any way arises out of or is related to said payments or benefits; provided, however, that THE COMPANY shall not undertake any action not contemplated in this

Agreement which it knows will result in EMPLOYEE being subject to any liability, interest or penalty under Internal Revenue Code Section 409A. With the exception of the regular payroll deductions for federal and state withholding and employment taxes, EMPLOYEE agrees that it shall be his sole responsibility to pay any amount that may be due and owing as federal or state taxes, interest and penalties, including but not limited to those which may arise under Internal Revenue Service Code Section 409A, arising out of the payments or benefits provided for herein.
               b. EMPLOYEE agrees and understands that he is not relying upon THE COMPANY or its counsel for any tax advice regarding the tax treatment of the payments made or benefits received pursuant to this Agreement, and EMPLOYEE agrees that he is responsible for determining the tax consequences of all such payments and benefits hereunder, including but not limited to those which may arise under Internal Revenue Service Code Section 409A, and for paying taxes, if any, that he may owe with respect to such payments or benefits.
               c. Subject to the provisions of Paragraph a of this Section 17, EMPLOYEE further agrees to hold harmless THE COMPANY and its attorneys against, and indemnify THE COMPANY and its attorneys for, any and all losses and/or damages arising from claims by the Internal Revenue Service (“IRS”), or any other taxing authority or other governmental agency (whether federal, state or local), which may be made against THE COMPANY and its attorneys arising out of or relating to the payments or benefits hereunder.
               d. EMPLOYEE and THE COMPANY further agree that they and their attorneys will give mutual notice of any such claims. EMPLOYEE agrees that he will cooperate in the defense of such claim. In any action commenced against EMPLOYEE to enforce the provisions of this paragraph, THE COMPANY and its attorneys shall be entitled to recover their attorneys’ fees, costs, disbursements, and the like incurred in prosecuting the action.
               e. THE COMPANY agrees to reimburse EMPLOYEE up to $5,000 upon presentation of a Statement for services rendered by any tax advisor for the purpose of EMPLOYEE obtaining independent tax advice regarding the terms of this Agreement.
          18. Entire Agreement. This Agreement shall contain the entire agreement between the parties, and it shall not be modified except in writing signed by the party to be bound. Any other or prior agreement between THE COMPANY and EMPLOYEE, whether oral or written, and including but not limited to that Employment Agreement dated February 6, 2003 by and between EMPLOYEE and THE COMPANY, is explicitly superceded by this Agreement.
          19. Severability. If a court finds any provision of this Agreement invalid or unenforceable as applied to any circumstance, the remainder of this Agreement and the application of such provision shall be interpreted so as best to effect the intent of the parties hereto. The parties further agree to replace any such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business, or other purposes of the void or unenforceable provision.
          20. Governing Law. This Agreement shall be governed by the laws of the State of New Jersey.

          21. Survival of Term. EMPLOYEE understands and agrees that the terms set out in this Agreement, including the confidentiality provisions, shall survive the signing of this Agreement and the receipt of benefits thereunder.
          22. Construction. The terms and language of this Agreement are the result of arm’s length negotiations between both parties hereto and their attorneys. Consequently, there shall be no presumption that any ambiguity in this Agreement should be resolved in favor of one party and against another. Any controversy concerning the construction of this Agreement shall be decided neutrally without regard to authorship.
          23. Copies. This Agreement may be executed in counterparts, and each counterpart, when executed, shall have the efficacy of a signed original.
     EMPLOYEE AGREES THAT: (1) HE HAS FULLY READ THIS AGREEMENT; (2) HE HAS TAKEN THE TIME NECESSARY TO REVIEW COMPLETELY AND FULLY UNDERSTAND THIS AGREEMENT; AND (3) HE FULLY UNDERSTANDS THIS AGREEMENT, ACCEPTS IT, AGREES TO IT, AND AGREES THAT IT IS FULLY BINDING UPON HIM FOR ALL PURPOSES.

EMPLOYEE
/s/ Dennis O’Connor
DENNIS O’CONNOR

Sworn and subscribed before me this
20th day of October, 2006

/s/ Patricia Mary Paultz Notary Public

PAR PHARMACEUTICAL COMPANIES, INC.
/s/ Gerard Martino
By: Gerard Martino